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                                                                    EXHIBIT 23.1



                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports (a) dated August 31, 2000, with respect to the consolidated financial statements of Pet Quarters, Inc. and Subsidiaries, (b) dated October 15, 1999, except for Note 8 as to which the date is November 10, 1999, with respect to the combined financial statements of Humboldt Industries, Inc. and Affiliate, and (c) dated April 7, 2000, with respect to the financial statements of WeRPets.com, Inc. for the period from July 2, 1999 (date of inception) through March 31, 2000, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-8872) of Pet Quarters, Inc. for the registration of 13,693,733 shares its common stock.



                                             /s/ Ernst & Young LLP


Little Rock, Arkansas
December 13, 2000